Exhibit 10.44

JP/UNIVERSAL CITY RESTAURANT PARTNERS, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

Dated as of September 11, 1997

THE PARTNERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

Page

ARTICLE I	ORGANIZATIONAL MATTERS	1

SECTION 1.1. Formation	1
SECTION 1.2. Name	1
SECTION 1.3. Purpose	1
SECTION 1.4. Names and Addresses of Partners	1
SECTION 1.5. Term	1
SECTION 1.6. Principal Place of Business: Registered Agent	1
SECTION 1.7. Books of Account and Records	2
SECTION 1.8. Fiscal Year	2

ARTICLE II	DEFINITIONS	2

“Act”	2
“Actual Development Costs”	2
“Additional Capital Contribution”	2
“Affiliate”	2
“Approved Business Plan”	2
“Buffett”	2
“Buffett Intellectual Property”	2
“Buffett Memorabilia”	3
“Callable Interest”	3
“Call Exercise Period”	3
“Call Notice”	3
“Call Notice Period”	3
“Call Purchase Price”	3
“Capital Account”	3
“Capital Contribution”	3
“CityWalk”	3
“Closing”	3
“Closing Date”	3
“Code”	3
“Control”	3
“Deficit”	3
“Development Budget”	4
“Distributable Cash”	4
“Final Determination”	4
“GAAP”	4
“General Partner”	4
“Initial Capital Contribution”	4
“Initial General Partner”	4
“Investment”	4
“Lease”	4
“License Agreement”	4

i

“Limited Partner”	5
“Management Agreement”	5
“Manager”	5
“Note”	5
“Operative Documents”	5
“Net Profits” and “Net Losses”	5
“Participating Percentage”	5
“Partners”	5
“Partnership”	5
“Partnership Interest”	6
“Person”	6
“Proceeding”	6
“Put Notice”	6
“Putable Interest”	6
“Put Notice Period”	6
“Put Purchase Price”	6
“Restricted Transferee”	6
“Substantial Completion”	6
“Tax Decisions”	6
“Transfer”	7
“Universal”	7
“Venue”	7

ARTICLE III	CAPITAL AND CONTRIBUTIONS	7

ARTICLE IV	PARTICIPATING PERCENTAGES	10

SECTION 4.1. Universal 50%/General Partner 50%	10
SECTION 4.2. Universal 70%/General Partner 30%	10
SECTION 4.3. Universal 25%/General Partner 75%	10
SECTION 4.4. Universal Less Than 25%/General Partner Greater Than 75%	10
SECTION 4.5. Put/Call Partnership Termination	10
SECTION 4.6. Purchase of Universal’s Interest	10

ARTICLE V	DISTRIBUTIONS	11

SECTION 5.1. Distributions from Operations	11
SECTION 5.2. Amounts Required to be Withheld	11
SECTION 5.3. Distributions on Liquidation	11

ARTICLE VI	ALLOCATIONS OF PROFITS AND LOSSES	11

SECTION 6.1. Allocations	11
(a) General Tax Allocations	11
(b) Special Allocations	12
SECTION 6.2. Tax Items	13
SECTION 6.3. Partial Year Allocations	13
SECTION 6.4. Allocations and Distributions	13

ARTICLE VII	CALLABLE INTEREST AND PUTABLE INTEREST	14

ARTICLE VIII	STATUS OF LIMITED PARTNER	16

SECTION 8.1. Partnership Management	16
SECTION 8.2. Interest in the General Partner’s Assets	16
SECTION 8.3. Limited Liability	16
SECTION 8.4. No Right of Partition	16
SECTION 8.5. Withdrawal; No Dissolution	16
SECTION 8.6. GAAP Reports to the Limited Partner	17

ARTICLE IX	POWER, RIGHTS AND DUTIES OF THE GENERAL PARTNER	17

ARTICLE X	TRANSFER OF PARTNERSHIP INTERESTS: ADMISSION OF PARTNERS	25

SECTION 10.1. Transfer Restrictions	25
SECTION 10.2. Encumbrances	25
SECTION 10.3. Acceptance of Transfer: Substituted Limited Partner	25

ARTICLE XI	DISSOLUTION OF THE PARTNERSHIP	26

ARTICLE XII	ADDITIONAL PROVISIONS CONCERNING DISSOLUTION OF THE PARTNERSHIP	26

SECTION 12.1. Liquidating Committee	26
SECTION 12.2. Distributions on Liquidation	26
SECTION 12.3. Liquidation	27
SECTION 12.4. Return of Capital	27
SECTION 12.5. Certificate of Cancellation	27

ARTICLE XIII	AMENDMENT OF AGREEMENT	27

SECTION 13.1. Certificate of Limited Partnership	27

ARTICLE XIV	MISCELLANEOUS	27

AGREEMENT OF LIMITED PARTNERSHIP

OF

JB/UNIVERSAL CITY RESTAURANT PARTNERS, L.P.,

a Delaware Limited Partnership

AGREEMENT OF LIMITED PARTNERSHIP (this “Partnership Agreement”), made and entered into as of the 11th day of September, 1997 between UNIVERSAL CITY DEVELOPMENT PARTNERS, a Florida general partnership, as the limited partner (the “Limited Partner”) and MARGARITAVILLE HOLDINGS LLC, a Delaware limited liability company, as the general partner (the “General Partner”).

ARTICLE I

ORGANIZATIONAL MATTERS

SECTION 1.1. Formation. The parties hereby enter into a limited partnership (the “Partnership”) under the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware 6 Del. C. ss. 17-201 et seq. (the “Act”), and the rights and liabilities of the Partners (as defined herein) shall be as provided in such Act except as herein otherwise expressly provided. A Certificate of Limited Partnership and other required documents shall have been or shall be filed and recorded in the appropriate offices and places as are required by law.

SECTION 1.2. Name. The business of the Partnership shall be conducted under the name JB/Universal City Restaurant Partners, L.P. The General Partner shall be required to execute and file any assumed or fictitious name certificates or documents.

SECTION 1.3. Purpose. The purpose of the Partnership is and shall be (i) to carry on the business of acquiring, developing, owning, and operating the Venue (as defined herein) and to manage the Venue if the Management Agreement (as defined herein) is terminated in accordance with its terms, and (ii) to engage in any and all activities related or incidental to the foregoing.

SECTION 1.4. Names and Addresses of Partners. The names and business addresses of the General Partner and the Limited Partner are as set forth in Schedule A attached hereto, as Schedule A may be amended from time to time.

SECTION 1.5. Term. The Partnership shall commence upon the effective date of this Partnership Agreement and shall continue until December 31, 2047, unless sooner terminated as provided in this Partnership Agreement.

SECTION 1.6. Principal Place of Business: Registered Agent. The principal place of business of the Partnership initially shall be 19 Golfview Road, Palm Beach, Florida 33450. The address of the Partnership’s registered office and the address of its registered agent in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Partnership’s registered agent at such address is Corporation Trust Company. The General Partner may change the principal place of business of the Partnership or its registered agent at any time and from time to time and, in such events, the General Partner shall notify the Limited Partner in writing of such change. The General Partner may in its sole discretion establish additional places of business for the Partnership.

SECTION 1.7. Books of Account and Records. Proper and complete records and books of account shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership’s business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character. The Partnership books and records shall be kept using the accrual method of accounting for GAAP and federal income tax purposes. The books and records shall at all times be maintained at the principal office of the Partnership, or at such other location as the General Partner in its discretion determines, and shall be open to the reasonable inspection and examination by the Partners or their duly authorized representatives during reasonable business hours.

SECTION 1.8. Fiscal Year. The fiscal year of the Partnership shall end on the thirty—first (31st) day of December in each year.

ARTICLE II

DEFINITIONS

“Act” shall have the meaning ascribed to such term in Section 1 hereof.

“Actual Development Costs” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Additional Capital Contribution” shall have the meaning ascribed to such term in Section 3.2 hereof.

“Affiliate” when used with respect to any Person, means any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

The terms “Affiliate” or “Affiliates,” when used to define a class of Persons that is related to a party to this Partnership Agreement (the “First Party”), shall not include any other party to this Partnership Agreement or any Affiliate of such party (collectively, the “Other Party”) to the extent that this Partnership Agreement and the other Operative Documents would otherwise cause such Other Party to be an Affiliate of the First Party.

“Approved Business Plan” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Buffett” shall mean Jimmy Buffett, a natural Person.

“Buffett Intellectual Property” shall mean that intellectual property licensed to the Partnership pursuant to the License Agreement.

“Buffett Memorabilia” shall mean that certain memorabilia loaned to the Partnership pursuant to Exhibit E of the Lease.

“Callable Interest” shall have the meaning ascribed to such term in Section 7.1 hereof.

“Call Exercise Period” means the period, if any, from Universal’s date of receipt of the Call Notice to and through the Closing Date.

“Call Notice” shall have the meaning ascribed to such term in Section 7.2 hereof.

“Call Notice Period” means the period from the first anniversary of the opening of the Venue to and through forty-five (45) days after the later of (a) the first anniversary of the opening of the Venue, (b) the first anniversary of Substantial Completion of CityWalk or (c) ninety (90) days after Universal’s “Islands of Adventure” project opens for business to the general public.

“Call Purchase Price” shall have the meaning ascribed to such term in Section 7.3 hereof.

“Capital Account” shall have the meaning ascribed to such term in Section 3.3 hereof.

“Capital Contribution” means, with respect to each Partner, the amount specified on Schedule A as the Initial Capital Contribution plus any Additional Capital Contribution made by such Partner.

“CityWalk” means the “Project” as defined in the Lease.

“Closing” shall have the meaning ascribed to such term in Section 7.5 hereof.

“Closing Date” shall have the meaning ascribed to such term in Section 7.5 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified), and any successor thereto. Any reference to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of succeeding law.

“Control” (including the terms “controlling,” and “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Deficit” shall mean negative cash flow from operations of the Venue on or after the Opening of the Venue.

“Development Budget” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Distributable Cash” means, with respect to the applicable period of time, the net amount of (i) all cash receipts from all sources arising out of the Partnership’s operations during such period, excluding proceeds from indebtedness of the Partnership, the issuance of additional Partnership Interests for cash or Capital Contributions to the Partnership, (ii) adjusted proportionately by any increases or decreases in any reserve funds pursuant to the Management Agreement and (iii) further decreased by all cash disbursements of the Partnership during such period of time, including without limitation, distributions to Partners, disbursements made in connection with operational expenses, debt service (including the payment of principal and interest), payments pursuant to the Lease, management fees, and licensing payments (pursuant to the License Agreement).

“Final Determination” means with respect to an Internal Revenue Service audit or state taxing authority audit when (a) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., all allowable appeals (other than an appeal to the United States Supreme Court) pursued by the Partnership or the Partners have been exhausted by either party to the action, (b) there is a closing agreement made under Section 7121 of the Code (or similar provision under state law), or (c) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“General Partner” means Margaritaville Holdings LLC, a Delaware limited liability company, any successor party admitted as a substitute general partner, or any party admitted as an additional general partner; provided however, if a deadlock arises with respect to a decision to be made by multiple general partners, then the provisions of Section 9.14 shall govern.

“Initial Capital Contribution” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Initial General Partner” means Margaritaville Holdings LLC, a Delaware limited liability company.

“Investment” shall have the meaning ascribed to such term in Section 7.3 hereof.

“Lease” means that certain CityWalk Lease Agreement of even date herewith by and between the Partnership and Universal.

“License Agreement” means that certain License Agreement of even date herewith between the Partnership and Buffett.

“Limited Partner” means Universal City Development Partners, a Florida general partnership, and any party who is accepted by the General Partner as a substitute Limited Partner, including, without limitation, pursuant to Article X hereof.

“Management Agreement” means that certain Management Agreement of even date herewith by and between the Partnership and Universal.

“Manager” means Universal while Universal is engaged to manage the Venue.

“Note” means that certain Promissory Note and Security Agreement of even date herewith in the original principal amount of $602,100, executed by General Partner in favor of Universal.

“Operative Documents” includes, but is not limited to, the Lease, the License Agreement, the Management Agreement, the Note and this Partnership Agreement.

“Net Profits” and “Net Losses” mean the Partnership’s taxable income or loss determined in accordance with Code Section 703(a) for each of its fiscal years or portions thereof (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss) with the following adjustments: (i) such Net Profits and Net Losses will be computed as if items of tax-exempt income and nondeductible, noncapital expenditures (under Code Section 705(a)(1)(B) and 705(a)(2)(B)) were included in the computation of taxable income or loss; (ii) that any items of income, gain, loss or deduction specially allocated pursuant to Section 6.1(b) hereof shall not be taken into account in computing Net Profits or Net Losses; (iii) if any Partner contributes property to the Partnership with an initial book value to the Partnership different from its adjusted basis for federal income tax purposes to the Partnership, or if Partnership property is revalued in accordance with Treasury Regulations ss. 1.704-1(b)(2)(iv)(f) or as otherwise required by the Regulations, Net Profits and Net Losses will be computed as if the initial adjusted basis for federal income tax purposes to the Partnership of such contributed or revalued property equaled its initial book value to the Partnership as of the date of contribution or revaluation; and (iv) as a result of a Tax Decision, credits or debits to Capital Accounts due to a revaluation of Partnership assets in accordance with Treasury Regulations ss. 1.704-1(b)(2)(iv)(f), or due to a distribution of noncash assets as provided in Article 12 hereof, will be taken into account as gain or loss from the disposition of such assets for purposes of computing Net Profits and Net Losses.

“Participating Percentage” shall have the meaning ascribed to such term under Article IV hereof.

“Partners” means the General Partner and the Limited Partner.

“Partnership” means the limited partnership formed pursuant to this Partnership Agreement by the parties hereto, as such partnership may from time to time be constituted.

“Partnership Interest” means with respect to each Partner, the Partner’s entire ownership interest in the Partnership acquired by such Partner pursuant to the terms hereof, including such Partner’s Participating Percentage and the right of such Partner to any and all benefits to which it may be entitled as provided under this Agreement or in the Act, together with the obligation of such Partner to comply with all the terms hereof.

“Person” means any natural person or any corporation, association, partnership, limited liability company, joint venture, company, business trust, organization, business or government or any governmental agency or political subdivision of any government.

“Proceeding” shall have the meaning ascribed to such term in Section 9.3.

“Put Notice” shall have the meaning ascribed to such term in Section 7.4 hereof.

“Putable Interest” shall have the meaning ascribed to such term in Section 7.4 hereof.

“Put Notice Period” shall have the meaning ascribed to such term in Section 7.4 hereof.

“Put Purchase Price” shall have the meaning ascribed to such term in Section 7.4 hereof.

“Restricted Transferee” shall mean one of the following described entities or its Affiliate: The Walt Disney Company; The Anheuser-Busch Company; and any other entity which owns, holds or effectively Controls an equity interest of at least thirty percent (30%) in a destination theme park, which shall mean any gated theme park (or entertainment complex attached to such theme park) in the State of Florida that has an annual attendance of at least five hundred thousand (500,000) customers.

“Substantial Completion” shall mean the initial opening for business to the general public at CityWalk of at least five of the eight venues listed below or their replacements:

Nascar Cafe

Emeril’s

Marvelmania

Jazz Club

Marley’s

Motown Cafe

Pat O’Brien’s

Dance Club

“Tax Decisions” shall mean the determination: (a) based on advice of counsel, to amend the provisions of this Agreement to the minimum extent necessary to ensure that the allocations set forth in Article VI hereof for federal income tax and Capital Account purposes are respected by the Internal Revenue Service and otherwise remain in compliance with applicable law; (b) to make any election under the Code on behalf of the Partnership other than the election under

Code Section 754 which shall be made pursuant to the provisions of Section 9.10; (c) to change the accounting method or fiscal year of the Partnership for tax purposes; (d) to cause a revaluation of the Partnership’s assets upon the occurrence of various events, consistent with Treasury Regulations ss. 1.704-1(b)(2)(iv)(f); (e) the determination of the fair market value of noncash property of the Partnership whether pursuant to a revaluation of Partnership assets under Treasury Regulation ss. 1.704-1(b)(2)(iv)(f) or for purposes of an in-kind current distribution or in-kind liquidating distribution, including the liquidation of the Partnership within the meaning of Treasury Regulation ss. 1.704-1(b)(2)(ii)(g); (f) based on advice of counsel, to amend the provisions of this Agreement in order to maintain the status of the Partnership as a “partnership” for federal income tax purposes; and (g) of any other matter relating to the Partnership’s tax accounting methods, positions or other tax return issues other than any allocation of taxable income and loss which is not specifically provided for in this Agreement.

“Transfer” means any sale, disposition, assignment, pledge, hypothecation, redemption, encumbrance or other transfer of any Partnership Interest.

“Universal” shall mean Limited Partner or an Affiliate of Limited Partner if such Person becomes a successor Limited Partner.

“Venue” means the combined restaurant, nightclub and retail project in Orlando, Florida at Universal City Development Partners’ retail/entertainment project known as City Walk to be operated by the Partnership as a “Jimmy Buffett’s Margaritaville Cafe,” including any fixtures, improvements and personal property that are part of such project that the Partnership constructs on the Leased Property, but excluding Buffett Memorabilia and Buffett Intellectual Property.

ARTICLE III

CAPITAL AND CONTRIBUTIONS

SECTION 3.1. Initial Capital Contributions. From time to time, as required to fund the costs incurred in connection with the design, construction and start-up of a turnkey facility to be operated as the Venue, Universal shall be liable to make an initial capital contribution (the “Initial Capital Contribution”), of approximately $8,700,000. In the event it is determined during the build-out of the Venue that the amount of the Development Budget will likely be exceeded, General Partner and Universal agree to endeavor in good faith to “value engineer” the build-out of the Venue so as to restore compliance with the Development Budget. In the further event that such “value engineering” process does not achieve compliance with the Development Budget, the Development Budget shall be adjusted to reflect the increased costs, and Universal shall fund such increased costs as part of its Initial Capital Contribution. The Initial Capital Contribution pursuant to the Development Budget shall be comprised of payments made by Universal on behalf of the Partnership or deposited into the Partnership bank account. The parties expressly agree that the General Partner has not made, nor will the General Partner be required to make, contemporaneously with the execution hereof, or thereafter, any Initial Capital Contribution or Additional Capital Contributions to the Partnership. Instead, the General Partner’s Participating Percentages as set forth in Article IV hereof reflect the issuance to the

General Partner of a “profits interest” for its agreement to perform future services for the Partnership including without limitation, the services described in Section 9.12 hereof.

The Partners expressly agree that Universal’s funding of its Initial Capital Contribution shall be made in accordance with the following procedure. Universal shall submit to the General Partner a proposal for the development of the Venue. Such proposal shall include a construction budget, detailed architectural plans and specifications, detailed design plans and specifications, a site development plan, proposed architectural, design and construction contracts, a working capital budget, pro forma operating statements and such other documents, statements and information as may be reasonably requested by the General Partner in connection with the development of the Venue. The General Partner shall have the right to approve or reject the proposal in its reasonable discretion. Upon their mutual approval of the proposal, the Partners shall execute an itemized statement, which statement shall provide a detailed breakdown of the total development costs, pre-opening costs, commissioning and working capital required for the development of the Venue from inception through the opening date of the Venue (such itemized statement, the “Development Budget”).

Concurrently with the above, Universal shall submit to the General Partner an initial written business plan which shall set forth in reasonable detail the proposed operation of the Venue. The General Partner shall have the right to approve or reject such business plan in its reasonable discretion. Upon their mutual approval of the business plan, the Partnership shall adopt such business plan as the “Approved Business Plan”. The General Partner shall keep originally-executed copies of the Development Budget and the Approved Business Plan with the books and records of the Partnership.

As soon as practicable after the opening date of the Venue, but in no event later than 270 days after such opening date, Universal shall deliver to the General Partner an itemized statement, in form and substance reasonably satisfactory to the General Partner, prepared in accordance with GAAP by independent certified public accountants for the Partnership and certified by Universal as to truth and accuracy to the best of Universal’s knowledge and belief after good faith investigation, which statement shall reflect the aggregate actual development costs for the Venue (the “Actual Development Costs”). The General Partner shall have the right to independently audit the accuracy of Universal’s statement of Actual Development Costs. Unless the Partners agree otherwise, any additional amounts that Universal may pay to fund the Actual Development Costs in excess of the Development Budget shall be treated as part of the Initial Capital Contribution.

SECTION 3.2. Additional Capital Contributions. The Partners shall not be obligated to make any additional Capital Contributions (with respect to each Partner, an “Additional Capital Contribution”) to the Partnership except for such Additional Capital Contributions in such amounts and under such terms, as may be unanimously approved by the Partners from time to time. Universal shall not make any Additional Capital Contributions to the Partnership without the General Partner’s approval. The General Partner may, without the approval of Universal, make Additional Capital Contributions.

SECTION 3.3. Capital Accounts. A separate capital account (each a “Capital Account”) shall be established, maintained, and adjusted in accordance with Treasury Regulations ss. 1.704- 1(b)(2)(iv). Consistent therewith, each Partner’s Capital Account will be adjusted from time to time pursuant to Articles V and VI hereof, the purpose of which Article VI is to set forth certain operating rules for the allocation of “book items” of income, gain, loss and deduction for Capital Account purposes. The provisions of Article VI shall be construed in a manner consistent with Treasury Regulations ss. 1.704-1(b)(2)(iv). The Capital Accounts shall not be adjusted for items as they are computed and allocated to the Partners for federal income tax purposes, but shall instead be adjusted for such items as computed for “book” purposes which will, however, be the same method of computation of such items as for federal income tax purposes, except as specifically provided to the contrary in this Agreement or the applicable Treasury Regulations under Section 704(b) of the Code on the last day of the applicable accounting period for such adjustment. Upon the Transfer hereunder of all or part of a Partner’s Partnership Interest, other than a transfer that terminates the Partnership within the meaning of Code Section 708(b)(1)(B), the Capital Account of the transferor Partner that is attributable to the transferred Partnership Interest will carry over to the transferee Partner. If Universal agrees in its sole and absolute discretion to such a purchase, then, in the event of any such purchase by the General Partner (or its assignee) of all or part of Universal’s Partnership Interest, pursuant to Article VII, the Capital Account transferred to the transferee partner shall equal the purchase price for the Partnership Interest. In the event of a transfer of all or part of a Partner’s Partnership Interest that causes a termination of the Partnership within the meaning of Code Section 708(b)(1)(B), the Partners’ Capital Accounts will be adjusted in accordance with Treasury Regulations ss. 1.704-1(b)(2)(iv)(1).

SECTION 3.4. Negative Capital Accounts. A Partner shall not be liable to the Partnership, or to any other Partner, or to any party for any negative balance in its Capital Account; provided, however, that the General Partner shall have the right exercisable in its sole and absolute discretion to amend this Partnership Agreement from time to time to reflect the imposition on the General Partner (but not on Universal) of a limited deficit Capital Account restoration obligation within the meaning of Treasury Regulation ss.1.704-1(b)(2)(ii)(c).

SECTION 3.5. Loans From Partners. Except as may be specifically provided herein, no interest shall be paid or credited to the Partners or their Capital Accounts; provided, however, nothing herein contained shall be construed to prevent or prohibit the payment of interest on account of loans made by the Partners to the Partnership. Any loans made to the Partnership by a Partner shall not increase such Partner’s Capital Contribution or interest in Net Profits, Net Losses, and Distributable Cash of the Partnership but shall be a debt due from the Partnership and repaid accordingly. Except for the loans by Universal as the Manager provided for in the Management Agreement, neither Partner may obtain any loan for which the Partnership is liable without the approval of the other Partner, which approval may be withheld in the sole and absolute discretion of that Partner. Notwithstanding anything to the contrary, the General Partner may, in its sole and absolute discretion, obtain a loan for which the Partnership is liable for the sole purpose described in Article VII of this Partnership Agreement and/or Section 19.2B of the Lease. All loans permitted pursuant to this Section 3.5 shall be deemed to be “Permitted Loans.”

ARTICLE IV

PARTICIPATING PERCENTAGES

The interests of each of the Partners in the Partnership (each Partner’s interest, respectively, a “Participating Percentage”) shall be determined in accordance with the following:

SECTION 4.1. Universal 50%/General Partner 50%. During the period from the date hereof until such time as an event either occurs or does not occur as specified in Sections 4.2, 4.3, 4.4 or 4.5 of this Agreement occurs, Universal and the General Partner shall each have a Participating Percentage of 50%.

SECTION 4.2. Universal 70%/General Partner 30%. If the Partnership does not redeem the Callable Interest during the Call Exercise Period in accordance with Section 7.5, then upon the expiration of the Call Exercise Period, Universal shall have a Participating Percentage of 70% and the General Partner shall have a Participating Percentage of 30%.

SECTION 4.3. Universal 25%/General Partner 75%. If (i) the Partnership redeems the Callable Interest during the Call Exercise Period in accordance with Section 7.5, and (ii) Universal fails to have the Putable Interest redeemed as of the Closing Date in accordance with Section 7.4 then, immediately after the Closing Date, Universal shall have a Participating Percentage of 25% and the General Partner shall have a Participating Percentage of 75%.

SECTION 4.4. Universal Less Than 25%/General Partner Greater Than 75%. If (i) the Partnership redeems the Callable Interest during the Call Exercise Period in accordance with Section 7.5, and (ii) Universal has a portion but not all of the Putable Interest redeemed by the Closing Date pursuant to Section 7.4, then immediately after the Closing Date, Universal shall have a Participating Percentage equal to the difference between 25% and the Putable Interest so redeemed and the General Partner shall have a Participating Percentage equal to the sum of 75% and the Putable Interest so redeemed.

SECTION 4.5. Put/Call Partnership Termination. If (i) the Partnership redeems the Callable Interest during the Call Exercise Period in accordance with Section 7.5, and (ii) Universal has the entire Putable Interest redeemed by the Closing Date pursuant to Section 7.4, then immediately after the Closing Date, the General Partner shall have a Participating Percentage of 100%, and at the General Partner’s option either (x) the Partnership shall terminate and its affairs wound up in accordance with Article XII hereof or (y) the Partnership shall admit a new Partner and continue its operations.

SECTION 4.6. Purchase of Universal’s Interest. If Universal, in its sole and absolute discretion, agrees to the purchase of any part of its Partnership Interest, a condition of such purchase shall be the mutual approval by the Partners of the method of such purchase.

ARTICLE V

DISTRIBUTIONS

SECTION 5.1. Distributions from Operations. Not less frequently than on a quarterly basis, the General Partner, after providing for the Partnership’s debts, obligations, capital needs and reserves as required by the manager of the Venue, shall make distributions of all Distributable Cash to the Partners in accordance with each of their respective Participating Percentages. The Partners agree that payments to lenders which have made Permitted Loans, affiliated with the Partnership or otherwise, have a priority over distributions to the Partners. Solely with respect to the lender from which the General Partner obtains a Permitted Loan to fund a redemption or purchase under Article VII of this Partnership Agreement and/or Section 19.2.B of the Lease, payments to such lender shall be deemed to be (i) a part of Distributable Cash and (ii) a distribution to the General Partner for the purpose of calculating the amount of available Distributable Cash to be paid to the Partners. The payments, if any, to a lender of a Permitted Loan that are deemed to be received by General Partner for calculation of Distributable Cash shall be treated as a distribution to the General Partner. To the extent there is Distributable Cash available, then the Limited Partner shall receive a distribution which equals on a proportionate basis the deemed distribution received by the General Partner. To the extent there are not sufficient funds to make the distribution, then the Limited Partner shall receive a priority distribution as to the General Partner’s distribution from the next distribution of Distributable Cash.

SECTION 5.2. Amounts Required to be Withheld. The General Partner shall be authorized to withhold from amounts to be distributed under this Agreement any withholding required by the Code or any provision of any state or local tax law, and to pay such amounts over to the Internal Revenue Service or other appropriate taxing authority. All such amounts withheld shall be treated as amounts of Distributable Cash distributed to the Partners pursuant to this Agreement.

SECTION 5.3. Distributions on Liquidation. Upon liquidation of the Partnership the distribution of all assets of the Partnership shall be made in accordance with Section 12.2 below.

ARTICLE VI

ALLOCATIONS OF PROFITS AND LOSSES

SECTION 6.1. Allocations.

(a) General Tax Allocations. As of the end of each fiscal year, and after giving effect to the special tax allocations set forth in Section 6.1(b), Net Profits and Net Losses shall be allocated among the Partners for Capital Account purposes as well as federal income tax purposes as follows:

(i) Net Profits shall first be allocated to the Partners in the same amount as Net Losses were allocated to such Persons pursuant to Section

6.1(a)(ii) hereof until the cumulative Net Profits allocated pursuant to this Section 6.l(a)(i) are equal to the total get Losses allocated to such Persons for all prior periods and, thereafter, Net Profits shall be allocated to the Partners in accordance with their Participating Percentages with respect to such fiscal year; and

(ii) Net Losses shall first be allocated to the Partners in accordance with their Participating Percentages; provided, however, that any losses in excess of the losses allowable to General Partner pursuant to the Treasury Regulations promulgated under Code Section 704(b) shall be allocated to Universal; provided, however, the General Partner shall have the right exercisable in its sole and absolute discretion to amend this Partnership Agreement from time to time to reflect the imposition on the General Partner (but not on Universal) of a limited deficit Capital Account restoration obligation within the meaning of Treasury Regulation ss.1.704-1(b)(2)(ii)(c).

(b) Special Allocations. At the end of each fiscal year of the Partnership and notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for both Capital Account purposes and for federal income tax purposes unless otherwise provided:

(i) In accordance with the ordering rules of Treasury Regulation ss. 1.704-2(j), items of gross income and realized gain first shall be allocated in an amount and in a manner that complies with the “chargeback” requirement of Treasury Regulation ss.1.704-2(i)(4), the “qualified income offset” requirement of Treasury Regulation ss. 1.704-1(b)(2)(ii)(d), and the “minimum gain chargeback” requirement of Treasury Regulation ss. 1.704-2(f). Further, any “partner nonrecourse deductions” within the meaning of Treasury Regulation ss.1.704-2(i)(2) attributable to “partner nonrecourse debt” shall be allocated to the Partner who bears the “economic risk of loss” for such debt in accordance with Treasury Regulation ss.1.704-2(i).

(ii) If a taxing authority ignores the characterization of any amounts paid to a Partner (or an Affiliate thereof) as salaries, fees, expense reimbursements, commissions or other compensation for services (“Compensation”), and refuses to treat such payments as either guaranteed payments within the meaning of Code Section 707(c) or payments made to such Partner other than in such Partner’s capacity as a Partner within the meaning of Code Section 707(a), and such taxing authority ultimately treats such amounts paid to a Partner (or an Affiliate thereto) as a distribution to such Partner for federal income tax purposes which reduces such Partner’s Capital Account, then the Compensation shall be treated as an allocation of an item of income or gain of the Partnership to the recipient Partner so that, consistent with the intent of the Partners, the Compensation shall not be treated as a distribution which reduces the recipient Partner’s Capital Account. Accordingly, such Partner shall be allocated the first available items of Partnership income and gain (including in a succeeding year) in an amount equal to the Compensation.

(iii) If the Partnership owns (a) any property contributed by a Partner that had a fair market value different from its adjusted basis for federal income tax purposes on the date of the contribution, or (b) any property that has been revalued pursuant to Treasury Regulation ss. 1.704-1(b)(2)(iv)(f), then for federal income tax purposes only and not for Capital Account purposes, any income, gain, loss or deduction with respect to such property shall be allocated among the Partners in accordance with Code Section 704(c) and the Treasury Regulations thereunder, using the “traditional method.”

SECTION 6.2. Tax Items. Except as otherwise provided herein, any allocation to a Partner of a portion of the Net Profits or Net Losses for a fiscal year (or other relevant period) will be deemed to be an allocation to that Partner of the same proportionate part of each item of income, gain, loss, deduction or credit that is earned, realized or available by or to the Partnership for federal income tax purposes.

SECTION 6.3. Partial Year Allocations. In the event that a Partner is admitted to the Partnership during the Partnership’s fiscal year, or all or a portion of a Partner’s Partnership Interest is transferred during the Partnership’s fiscal year, Net Profits and Net Losses shall be allocated to the admitted or transferee Partner in any manner permitted by Code Section 706 or the Treasury Regulations thereunder, as the General Partner shall determine as a Tax Decision.

SECTION 6.4. Allocations and Distributions. When the Partnership is dissolved and wound up pursuant to Article XII hereof or there is a “liquidation” of the Partnership within the meaning of Treasury Regulation ss. 1.704-1(b)(2)(ii)(g), all items of income, gain, loss and deduction not previously allocated shall be allocated to the Partners pursuant to this Article VI. It is the intent of the parties hereto that after the allocations described in the previous sentence are made and the final cash distribution referred to in Section 12.2 is made, that such actions will result in the Capital Account balances of the Partners equaling zero following the dissolution of the Partnership. The allocation and distribution provisions of Articles V and VI hereof, respectively, of this Agreement, as well as the provisions of Article XII hereof, shall be construed in such a way to achieve this result and specifically provided that on liquidation of the Partnership pursuant to Section 12.2, any decrease to the General Partner’s Capital Account incurred in any year of the Partnership as a result of allocations of Net Losses, depreciation or loss items shall be offset with allocations of Net Profits or items of income or gain to increase the General Partner’s Capital Account by an equal amount. Provided, however, that any allocations made pursuant to this Section 6.4 must have the consent of Universal.

ARTICLE VII

CALLABLE INTEREST AND PUTABLE INTEREST

SECTION 7.1. Callable Interest. At any time during the Call Exercise Period, the Partnership shall have the right to redeem a portion of Universal’s Partnership Interest such that, immediately after such redemption, Universal’s Participating Percentage shall be equal to 25%. The portion of Universal’s Partnership Interest that the Partnership may so redeem shall be referred to as the “Callable Interest.”

SECTION 7.2. Call Notice. The Partnership may elect to redeem the Callable Interest by giving Universal written notice (the “Call Notice”) during the Call Notice Period.

SECTION 7.3. Call Purchase Price. The purchase price (the “Call Purchase Price”) for the Callable Interest shall be equal to the product of (A) .75 and (B) the sum of (i) the Initial Capital Contribution of Universal, (ii) any Additional Capital Contribution of Universal made prior to the Closing Date (as defined below), and (iii) a rate of return on (i) and (ii) equal to 15% per annum, compounded annually, from the date of Universal’s initial investment in (i) and (ii) (subparagraphs (B)(i) and (ii) collectively being the “Investment”). If the Callable Interest is not redeemed within the Call Exercise Period, neither the Partnership nor the General Partner shall have any obligation to pay the Call Purchase Price or any component thereof.

SECTION 7.4. Putable Interest; Put Notice; Put Purchase Price. If the Partnership elects to redeem the Callable Interest, Universal, at its option, may require the Partnership to redeem any amount up to all of Universal’s remaining Partnership Interest (the “Putable Interest”) by delivering written notice (the “Put Notice”) to the Partnership within thirty (30) days of Universal’s receipt of the Call Notice (the “Put Notice Period”). The purchase price for such Putable Interest shall be equal to the product of (i) the Participating Percentage representing the Putable Interest that Universal shall have elected to redeem and (ii) the sum of (A) the Investment and (B) a rate of return on the Investment equal to 15% per annum, compounded annually, from the date of Universal’s initial investment in the Investment (the “Put Purchase Price”). The Closing of the Putable Interest shall occur in accordance with the provisions of Section 7.5.

SECTION 7.5. Call/Put Closing. The closing of the redemption of the Callable Interest and, if applicable, the Putable Interest (the “Closing”) shall take place at a location designated by Universal, on a date (the “Closing Date”) which is no earlier than the expiration of the Put Notice Period and no later than either of the following: (1) if a Put Notice is delivered, the thirty-first (31st) day following the General Partner’s receipt of the Put Notice; or (ii) if a Put Notice is not delivered, the sixty-first (61st) day following Universal’s receipt of the Call Notice.

If a Put Notice is delivered, then at the Closing, the General Partner shall in the case of a Section 736 redemption, at its sole election either (A) make an Additional Capital Contribution to the Partnership in immediately available funds, the amount of which shall equal the Call Purchase Price and the Put Purchase Price or (B) cause the Partnership to borrow an amount of money sufficient to satisfy the Partnership’s obligations under this Article VII on such terms and conditions as the General Partner in its sole discretion shall determine, equal to the sum of the Call Purchase Price and the Put Purchase Price, as applicable. If a Put Notice is not delivered, then at the Closing the General Partner shall make an Additional Capital Contribution to the Partnership in immediately available funds, the amount of which shall equal the Call Purchase Price. Simultaneously with such funding of an Additional Capital Contribution, the Partnership or the General Partner (or its assignee) as the case may be, shall tender the Call Purchase Price, and if applicable, the Put Purchase Price, to Universal in immediately available funds, and in exchange, Universal shall comply with Section 7.6 hereof.

In the case of a Section 736 liquidation of the Limited Partner’s Partnership Interest, as a condition to receipt by the Limited Partner of the Call Purchase Price and, if applicable, the Put Purchase Price, in the case of the liquidation of Universal’s Partnership Interest, the General Partner and the Limited Partner expressly agree that such transaction shall be treated as a complete liquidation of the Limited Partner’s Partnership Interest pursuant to Section 736 of the Code. The Limited Partner expressly agrees and acknowledges that the Call Purchase Price and, if applicable, the Put Purchase Price, in cash distributed to the Limited Partner shall be treated as a payment in liquidation under Section 736(b) of the Code to the extent of the fair market value of the Limited Partner’s “interest in Partnership property” within the meaning of Section 736 of the Code and the excess, if any, shall be treated as a Section 707(c) “guaranteed payment” under Section 736(a) of the Code. The General Partner and the Limited Partner acknowledge and agree that the redemption price at which the Partnership can acquire the Limited Partner’s Partnership Interest as a Limited Partner (and which will not be equal to its Capital Account balance) has been agreed upon based on arm’s length negotiations as described in the second paragraph of Treasury Regulation ss. 1.704-1(b)(2)(ii)(b)(3). Further, as a further condition to the receipt by the Limited Partner of the Call Purchase Price and Put Purchase Price, the General Partner agrees to execute a written agreement with respect to the redemption which shall include a written undertaking by the Limited Partner to deliver such other instruments, agreements or other documents as the Partnership may reasonably deem necessary to evidence the liquidation of the Limited Partner’s Partnership Interest. Finally, the Limited Partner also agrees and acknowledges that under this liquidation of Partnership Interest option, simultaneously with the Closing, there may be admitted as Partners one or more Persons as the General Partner shall approve, with the terms and conditions of such Partnership Interests as the General Partner and such one or more Persons shall mutually agree upon. The Limited Partner hereby consents to the amendment of this Partnership Agreement, including Schedule A, and the related documents, if necessary, under the Act, to reflect the liquidation of its Partnership Interest and, if applicable, the admission of additional Partners.

SECTION 7.6. Transfer of Interest in Partnership. As a condition to receipt by Universal of the Call Purchase Price and, as applicable, the Put Purchase Price, Universal and the Partnership shall execute an assignment agreement with respect to the Transfer which shall include a written undertaking by Universal to deliver such other instruments, agreements or other documents as the Partnership may reasonably deem necessary to evidence such Transfer.

SECTION 7.7. Repayment of Loans. Upon the Closing Date, if any, any loans made by Manager pursuant to the Management Agreement shall be payable in accordance with the terms and provisions of the Management Agreement and any other loans made by Universal to the Partnership shall be immediately due and payable. Universal expressly agrees that the General Partner may cause the Partnership to borrow any or all funds necessary to (A) repay any loans made by either the Manager or Universal to the Partnership that became due and payable as a result of the acquisition of the Callable Interest or the Putable Interest and (B) satisfy the Partnership’s obligations under this Article VII based on the elections exercised by the General Partner pursuant to this Article VII.

ARTICLE VIII

STATUS OF LIMITED PARTNER

SECTION 8.1. Partnership Management. The Limited Partner (as such) shall not participate in the management or control of the Partnership’s business (within the meaning of the Act), nor shall it have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner.

SECTION 8.2. Interest in the General Partner’s Assets. The Limited Partner shall have no interest in the properties or assets of the General Partner or in any proceeds of any activities or sales thereof (which sales shall not be restricted in any respect, except as set forth herein) by virtue of acquiring or owning interests in the Partnership or otherwise.

SECTION 8.3. Limited Liability. Unless otherwise provided by law, the Limited Partner, in its capacity as a limited partner of the Partnership, shall not have any personal liability whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts of the Partnership or any of the Partnership’s losses beyond the Initial Capital Contribution set forth opposite his, her or its name in Schedule A plus the Additional Capital Contributions.

SECTION 8.4. No Right of Partition. The Limited Partner shall not have the right to seek or obtain partition by court decree or operation of law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

SECTION 8.5. Withdrawal; No Dissolution. The Limited Partner shall not have any right to withdraw from the Partnership without the prior written consent of the General Partner, nor shall the Limited Partner have any right to Transfer any or all of its Partnership Interest to a third party other than to an Affiliate that has agreed to accept the terms of this Partnership Agreement pursuant to Section 10.3. The withdrawal of the Limited Partner, or the Transfer of all of its Partnership Interest to an Affiliate, shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, to receive distributions of Partnership funds and to Transfer its Partnership Interest pursuant to Article X hereof shall, on the happening of such an event, devolve on such Limited Partner’s successor-in-interest subject to the terms and conditions of this Partnership Agreement, and the

Partnership shall continue as a limited partnership. Notwithstanding the foregoing, the transferor of such Partnership Interest shall not be released from liability to the Partnership for any materially false statement made, or caused to be made, by such transferor in the Certificate of Limited Partnership. In no event shall such successor-in-interest become the substituted Limited Partner, except in accordance with Article X hereof.

SECTION 8.6. GAAP Reports to the Limited Partner. The General Partner will furnish the Limited Partner with audited annual financial statements of the Partnership prepared by the independent certified public accountants for the Partnership.

ARTICLE IX

POWER, RIGHTS AND DUTIES OF THE GENERAL PARTNER

SECTION 9.1. Powers of General Partner. Except as set forth in this Article IX and as otherwise provided in this Agreement, the General Partner shall have exclusive authority to manage the business and affairs of the Partnership and to make all decisions regarding the management and operation of the Partnership and its business and affairs. The General Partner shall have the following powers required for the management of the Partnership in the ordinary course of business which, by way of illustration but not by way of limitation, shall include:

(a) to acquire, directly or indirectly, for investment and to hold, maintain, sell, convey, and dispose of the personal property of the Partnership in the ordinary course of business;

(b) to cause the Partnership to purchase or lease personal property from, or sell or lease personal property to, the General Partner or any of its Affiliates for any Partnership purpose;

(c) to cause the Partnership to (i) redeem the Callable Interest or to redeem the Putable Interest; (ii) amend Schedule A hereto to reflect the change in Participating Percentages of the Partners pursuant to Articles IV, VII and XI hereof; and (iii) take all other actions described in Article VII to effectuate the redemption of the Callable Interest and the Putable Interest;

(d) to execute all documents and do all things necessary in connection with the acquisition, maintenance, operation, or improvement of the Partnership’s assets or reasonable or necessary in connection with Partnership business;

(e) to employ or engage on behalf of the Partnership such Persons, as, in the General Partner’s exclusive discretion or judgment, may be deemed advisable for the proper operation of the business of the Partnership, upon such terms and for such compensation as the General Partner shall determine necessary or appropriate provided, however, that, as a condition to any such employment or engagement of an Affiliate of the General Partner, no Affiliate so employed or engaged may seek recourse against the Distributable Cash of Universal;

(f) to make, execute, acknowledge, and deliver such certificates, instruments, and documents as may be required by, or may be appropriate under, the laws of the States of Delaware, Florida and elsewhere, if applicable, in connection with the use of the name of the Partnership by the Partnership;

(g) to make, file, or record with the appropriate public authority and, if required, publish the certificate, any amendments thereof, and such other certificates, instruments, and documents as may be required or appropriate in connection with the business and affairs of the Partnership;

(h) to establish and maintain reserves for such purposes and in such amounts as the manager reasonably determines from time to time;

(i) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or compromise, upon such terms as it may determine and upon such evidence as the General Partner may deem sufficient, any obligation, suit, liability, cause of action, or claim, including taxes, either in favor of or against the Partnership;

(j) to reimburse the General Partner or its Affiliates for expenses incurred in connection with the Partnership’s business, in accordance with Section 9.11;

(k) to acquire and enter into any contract of insurance which the General Partner reasonably deems necessary and proper for the protection of the Partnership and the General Partner, for the protection of the Venue or any other assets of the Partnership, for the protection of the Partners or their Affiliates, or for any purpose beneficial to the Partnership;

(l) to employ attorneys and accountants on behalf of the Partnership;

(m) to pay, collect, compromise, arbitrate, resort to legal action for, or otherwise adjust claims or demands of or against the Partnership;

(n) in addition to the specific rights and powers herein granted to engage in any activities necessary or incidental to the accomplishment of any of the purposes and business which the Partnership was formed to conduct the General Partner shall possess and may enjoy and exercise all of the rights and powers of “general partners”, as are more particularly provided by the Act, except to the extent any of such rights may be limited or restricted by the express provisions of this Agreement;

(o) in accordance with the terms of the Management Agreement, to terminate the Manager, if necessary, and engage the services of another manager which can at the sole discretion of the General Partner be the General Partner or its employees;

(p) to take any action required under the Management Agreement;

(q) to require in all Partnership contracts that the General Partner, Universal and their Affiliates shall have no personal liability thereon but that the Person contracting with the Partnership shall look solely to the Partnership and its assets for satisfaction; and

(r) to borrow the “Financed Amount” (as defined in Section 19.2B of the Lease).

SECTION 9.2. Limitations on General Partner. Without the prior written consent of Universal as a Limited Partner, the General Partner shall not have the power to:

(a) perform or refrain from performing any act (i) which does not preserve the economic benefit to Universal of the distribution of Distributable Cash as contemplated in Article V hereof; or (ii) which increases any liabilities of Universal as Limited Partner to the Partnership or the General Partner in a manner not contemplated in this Agreement as of the date hereof;

(b) change the purposes of the Partnership as set forth in Section 1.3;

(c) unless the Call Purchase Price has been paid, amend the Approved Business Plan;

(d) unless the Call Purchase Price has been paid, cause the Partnership to incur any expenses other than expenses incurred by the Manager on behalf of the Partnership or reasonable expenses incurred in connection with (i) ministerial filings required to maintain limited partnership status, (ii) the preparation and filing of Partnership income tax returns, (iii) income tax audits, (iv) all payments required of Licensee under the License Agreement and (v) the approved Development Budget as contemplated in the Management Agreement;

(e) unless the Call Purchase Price has been paid, amend Sections 3.1, 3.2, 6.1, 6.4, 8.3, 9.1(e), 9.2, 9.4, 9.6, 9.11, 9.12, 10.1, 12.2, 14.10 or 14.12 or Articles IV, V or VII;

(f) unless the Call Purchase Price has been paid (and for a period of 366 days following payment of such Call Purchase Price), cause a petition under any Chapter of Title 11 of the United States Code or any similar law or regulation to be filed by or against the Partnership; cause a custodian, receiver or trustee to be appointed for the Partnership; or make an assignment for the benefit of creditors with respect to the Partnership; or

(g) issue additional interests in the Partnership or admit additional Partners in a manner which would dilute the interest of Universal.

SECTION 9.3. Additional Limitations on General Partner. Notwithstanding any provision to the contrary contained herein, in the event that Buffett is named, or threatened to be named, as an individual defendant in any administrative, civil, criminal, governmental or arbitrable action (each such action, a “Proceeding”), no such pending or threatened Proceeding shall be settled, adjusted or otherwise compromised without the consent of Buffett in his sole discretion. So long as the Limited Partner is the Manager, the foregoing limitation on settlements shall be included in any insurance coverages purchased on behalf of the Partnership.

SECTION 9.4. Tax Matters.

(a) The General Partner shall retain independent certified public accountants to prepare and timely file the Partnership’s income tax return. Universal shall have the right to review and provide comments to the Partnership’s federal and state income tax returns for any Fiscal year (or portion thereof) prior to the filing of such income tax returns by the Partnership. The Partnership’s accountants shall deliver a draft copy of the Partnership’s federal and state income tax returns to Universal for its review at least thirty (30) days prior to the date that the Partnership is required to file such tax returns.

(b) The General Partner will use its reasonable best efforts to furnish Universal with the information as to its distributive share of the Partnership’s Net Profits, Net Losses and other items of income, gain, loss, and deduction, as well as all other tax information, which will be sufficient for Universal to prepare its own federal and state income tax returns, not later than ninety (90) days following the close of each fiscal year (or portion thereof).

(c) The General Partner shall have the right to make tax elections under the Code (or state and local tax law) on behalf of the Partnership except any decision which would result in an allocation of items of income or loss other than in accordance with the Partners’ Participating Percentages can be made only with Universal’s consent.

(d) The General Partner as the Initial General Partner of the Partnership, is hereby designated as the “tax matters partner” of the Partnership for federal income tax purposes (and shall hold such position for only so long as the Initial General Partner is a “general partner” of the Partnership under the Act). As such, the tax matters partner is authorized, but not required, to take any action (including the incurring of expenses with respect to such matters) on behalf of the Partnership or its Partners in connection with any tax audit or judicial review proceedings to the extent permitted by the Code in the General Partner’s sole discretion, provided, however, that actions to be taken by the

General Partner as the tax matters partner which may affect any allocation of taxable income or loss to Universal or which may have a tax impact of greater than $5,000 on Universal shall only be made with the written consent of Universal as a Partner. The tax matters partner shall receive no compensation for its services. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

SECTION 9.5. Indemnification. After the Closing, if any, the General Partner and its Affiliates shall not have any liability, responsibility or accountability in damages or otherwise to any other Partner or the Partnership or any third party for, and the Partnership agrees to indemnify, pay, protect or hold harmless the General Partner and/or its Affiliates (on demand of and to the satisfaction of the General Partner) from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs and expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against the General Partner and/or its Affiliates and/or the Partnership and all costs of investigation in connection therewith) which may be imposed on, incurred by, or asserted or threatened against the General Partner and/or its Affiliates and/or the Partnership by any Partner, the Partnership or third party in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership or on the part of the General Partner and/or its Affiliates in connection with any Partnership purpose; provided, that the General Partner and/or its Affiliates shall be liable, responsible and accountable, and the Partnership shall not be liable to the General Partner and/or its Affiliates, for any portion of such liabilities, obligations, losses, damages, penalties, disbursements which results from the General Partner’s and/or its Affiliates own fraud, gross negligence, intentional misconduct or breach of fiduciary duty to the Partnership or any Partner. If any action, suit or proceeding shall be pending or threatened against the Partnership or the General Partner and/or its Affiliates relating to or arising out of, or alleged to relate to or arise out of, any such action or inaction, the General Partner and/or its Affiliates shall have the right to employ, at the expense of the Partnership, separate counsel of the General Partner’s and/or its Affiliates’ choice in such action, suit or proceeding. The satisfaction of the obligations of the Partnership under this Section 9.5 shall be from and limited to the assets of the Partnership and no Limited Partner shall have any personal liability on account thereof. The General Partner and/or its Affiliates shall have the right to bill the Partnership for, or otherwise request the Partnership to pay, at any time and from time to time after the General Partner and/or its Affiliates shall have become obligated to make payment therefor, any and all amounts for which the General Partner and/or its Affiliates believes in good faith that the General Partner and/or its Affiliates is entitled to indemnification under this Section 9.5. The Partnership shall pay any and all such bills and honor any and all such requests for payment within sixty (60) days after such bill or request is received by the General Partner and/or its Affiliates. In the event that a final determination is made that the Partnership is not so obligated in respect of any amount paid by it to the General Partner and or its Affiliates, the General Partner and/or its Affiliates will refund such amount within sixty (60) days of such final determination. The rights under this Section 9.5 shall apply to actions or inactions which arise subsequent to the Closing.

SECTION 9.6. Other Business Interests.

(a) Each of Universal, the General Partner, their respective Affiliates and each of their respective stockholders, directors, officers, controlling persons, partners and employees may have business interests and engage in business activities in addition to those relating to the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Partnership Agreement or the partnership relationship created hereby in any such business interests or activities of any such Person. The General Partner shall devote to the management of the Partnership only such time as it determines is necessary or appropriate to cause the affairs of the Partnership to be conducted in an efficient and businesslike manner.

(b) Subject to Section 9.6(d), neither the General Partner, the Limited Partner, nor any of their respective affiliates shall be obligated to present any particular investment or business opportunity to the Partnership even if the opportunity is of a character which, if presented to the Partnership, could be undertaken by the Partnership (unless such party is subject to a separate non-competition agreement or similar arrangement). The General Partner, the Limited Partner and any of their respective affiliates shall each have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other persons or entities.

(c) Except as limited by Section 9.6(d) below, Universal (after consultation with counsel) hereby waives to the maximum extent permitted under the Act and any other applicable law any and all rights it might otherwise have to do any of the following: (i) to object to the involvement of the General Partner, directly or indirectly through any other Person, in any form of business undertaking which may be deemed competitive with the business of the Venue; and (ii) to object to the specifically enumerated matters set forth below including, without limitation, the Future Transaction. Universal expressly acknowledges an awareness of, and agrees to cooperate with the General Partner to facilitate the consummation of the General Partner’s plans to engage in a roll-out business combination, sale of assets, sale of interests or otherwise engage in an initial public offering relating to Jimmy Buffett’s Margaritaville restaurants (collectively, the “Future Transaction”). In this regard, Universal expressly agrees that it shall not take any action to prevent, delay or frustrate the General Partner’s proposed plans to effectuate the Future Transaction. If the General Partner proposes to Transfer all or a portion of its Partnership interest to a proposed third party transferee in an arms-length transaction, neither Universal nor any other Partner shall have any right to require the General Partner to cause (a “Bring Along Right”) such proposed transferee to also purchase all or a portion of such remaining Partner’s Partnership Interest, at the same time and on the same terms, consideration (on a Participating Percentage basis) and conditions at which the General Partner is selling its Partnership Interest.

(d) Notwithstanding the foregoing, the General Partner hereby agrees that neither the General Partner nor any of its Affiliates shall, during the Term of the Lease, develop a Jimmy Buffett’s Margaritaville’s restaurant, or a restaurant, nightclub or other venue primarily for food or beverage (“Restaurant”) (i) within a 150 mile radius of the Venue or (ii) in any gated-attraction theme park (or entertainment complex attached to a theme park) in the State of Florida that has an annual attendance of at least 500,000 customers.

Moreover, during the term of the Lease, if the General Partner, or any of its Affiliates, proposes to establish a Restaurant within a 100 mile radius of any then-existing gated-theme park with an annual attendance of at least 500,000 or City Walk development owned by Universal or its Affiliates (the “Competitive Radius”) and such proposed Restaurant is to be located in an area other than Charleston, South Carolina, then Universal shall have the right (the “Right of First Refusal”) to require the General Partner to provide Universal with the same terms and conditions for establishing such Restaurant as the General Partner may have offered to other non-affiliated third parties. The Right of First Refusal shall be exercised on terms comparable to those of the Venue, competitive in the relevant market and remain in force for as long as the Lease remains in effect. If Universal fails to exercise its Right of First Refusal within ninety (90) days, the General Partner, or any of its Affiliates, may develop a Restaurant within the Competitive Radius, provided, however, that the General Partner, or its Affiliates, if applicable, agrees not to build a Restaurant at a theme park owned or controlled by The Walt Disney Company or its Affiliates.

If, during the Term of the Lease or Partnership, the General Partner or any of its Affiliates proposes to enter into an agreement with an unaffiliated third party for the purpose of utilizing Buffett’s intellectual property in any of the businesses in which Universal or its parent(s) and Affiliates actively engages the General Partner will discuss with Universal and its parent(s) in good faith such business opportunities, except for ventures in Charleston, South Carolina, in order to have meaningful discussions before the General Partner makes a final decision as to whether to conduct such business with Universal and its parent(s) or the third party; provided that the General Partner shall not be obligated to negotiate with Universal and its parent(s) or to accept Universal and its parents(s)’ proposal; and further provided that this sentence shall not apply to any proposal that is submitted to the General Partner by a third party on the condition that such proposal is confidential or may not be shopped. The businesses in which Universal and its parent(s) and Affiliates engage are identified in Schedule B and supplemented from time to time by Universal or its parent(s) and Affiliates.

SECTION 9.7. Transactions With Affiliates. The General Partner or any Affiliate of the General Partner may be employed by or retained by the Partnership to provide goods or render services to the Partnership. The validity of any action, agreement or payment involving the Partnership and any Affiliate of the General Partner otherwise permitted by the terms of this Partnership Agreement shall not be affected by reason of the relationship between the General Partner and such Affiliate.

SECTION 9.8. Liability. Neither the General Partner nor any agent of a General Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any action taken, or failure to act, on behalf of the Partnership in good faith within the scope of the authority conferred on the General Partner by this Partnership Agreement or by law unless such act or omission (i) was performed or omitted fraudulently, in bad faith or in breach of the General Partner’s fiduciary duties, or (ii) constituted gross negligence or willful or wanton misconduct.

SECTION 9.9. Withdrawal of General Partner. The General Partner shall not be prohibited from withdrawing as the Partnership’s general partner. If the General Partner withdraws, the Limited Partner shall have ninety (90) days to select a replacement general partner.

SECTION 9.10. 754 Election. The General Partner may, in its sole discretion, make or revoke the election referred to in Section 754 of the Code. Each of the Partners will upon request supply the information necessary to properly give effect to such election.

SECTION 9.11. Compensation and Reimbursement of General Partner.

(a) The General Partner shall not be compensated for its services as General Partner to the Partnership.

(b) After the Closing, if any, the General Partner shall be reimbursed on a monthly basis for (i) all actual out-of-pocket expenses, disbursements and advances it pays or incurs in connection with the formation and business of the Partnership, including all expenses, disbursements and advances for legal, accounting, printing and banking matters, consultants and other third parties, reasonable travel expenses, and filing fees, and (ii) that portion of the General Partner’s legal and accounting expenses, telephone, secretarial, travel and entertainment expenses, office rent and other office expenses, salaries and other compensation expenses of employees, and other expenses necessary or appropriate to the conduct of the Partnership’s business which is properly allocable to the Partnership. The General Partner shall determine the expenses which are allocable to the Partnership in a reasonable manner. The rights under this Section 9.11(b) shall apply to costs and expenses incurred on or after the Closing.

SECTION 9.12. General Partner Services. The General Partner agrees that on behalf of the Partnership, it shall provide or cause to be provided the following services to the Partnership. The General Partner shall cause Buffett to make four personal appearances at the Venue during its initial year of operation with one such appearance to be made during the grand opening of the Venue. However, the Partnership agrees that Buffett shall not be required to perform at any of the four personal appearances. The General Partner will cause Buffett to use his reasonable best efforts to provide sufficient advance notice of each appearance to allow for sufficient opportunity to publicize the appearance. Universal, or its designated Affiliate, will cooperate with Buffett’s efforts to raise funds for charity as part of any appearance by Buffett. During each year or portion thereof subsequent to the Venue’s initial year, the General Partner will cause Buffett to agree that he shall make at least one such similar appearance at the Venue. Notwithstanding the foregoing, the parties agree that, in the event that Buffett’s death or disability prevents him from making any or all of the contemplated appearances, such failure on the part of the General Partner to cause Buffett to appear shall not be deemed a breach of this agreement by the General Partner. For purposes of this Section 9.12, “disability” shall be defined as Buffett’s inability to make the contemplated appearances for a period of at least six months. It is acknowledged by the Partner that Buffet is neither a partner in the Partnership nor is he in partnership with the Partnership.

SECTION 9.13. Deadlock. If a deadlock arises with respect to a decision to be made by multiple General Partners, then the decision of Margaritaville Holdings LLC, or its direct successor-in-interest, shall control.

ARTICLE X

TRANSFER OF PARTNERSHIP INTERESTS: ADMISSION OF PARTNERS

SECTION 10.1. Transfer Restrictions. Except as otherwise provided herein, there shall be no restrictions on the transfer of a Partner’s Partnership Interest. Notwithstanding the foregoing, no Partner may, directly or indirectly, Transfer all or any part of his, her or its Partnership Interest voluntarily to a Restricted Transferee, or permit such a Transfer by operation of law or otherwise.

SECTION 10.2. Encumbrances. In all events, each of the General Partner and the Limited Partner shall have the right to encumber, pledge or hypothecate its respective Partnership Interest at any time.

SECTION 10.3. Acceptance of Transfer: Substituted Limited Partner.

(a) No Transfer pursuant to this Article X shall be deemed effective, unless and until the transferee shall execute a written instrument, in a form reasonably satisfactory to counsel for the Partnership, agreeing to be bound by all of the terms and provisions of this Partnership Agreement and all amendments and supplements hereto, to the same extent and on the same terms as the other Partners.

(b) Any person admitted to the Partnership as a substituted Limited Partner shall be subject to and bound by all the provisions of this Partnership Agreement as if originally a party to this Partnership Agreement. Upon the admission to the Partnership of a substituted Limited Partner, the General Partner shall amend this Partnership

Agreement and any schedules hereto to reflect such admission. A transferee of an interest in the Partnership permitted under the provisions of this Article X who is not admitted as a substitute Limited Partner pursuant to paragraph (a) of this Section 10.3, or who is not a Partner prior to the Transfer shall succeed to the economic interests in the Partnership so transferred, be it profits, losses and/or capital, but shall not succeed to the other rights of the transferee as a Limited Partner.

ARTICLE XI

DISSOLUTION OF THE PARTNERSHIP

The happening of any one of the following events shall work an immediate dissolution of the Partnership:

(a) The expiration of the term of the Partnership as provided in Section 1.5 of this Partnership Agreement;

(b) Subject to the prior consent of all the Partners, the sale or disposition of all or substantially all of the assets of the Partnership and distribution of the proceeds therefrom; and

(c) A bankruptcy filing of the General Partner shall constitute a dissolution of the Partnership unless the Limited Partner selects a new general partner within ninety (90) days of the commencement of the proceedings.

ARTICLE XII

ADDITIONAL PROVISIONS CONCERNING

DISSOLUTION OF THE PARTNERSHIP

SECTION 12.1. Liquidating Committee. In the event of the dissolution of the Partnership for any reason, the General Partner shall commence to wind up the affairs of the Partnership and to liquidate its investments. Subject to the provisions of Articles V and VI, the Partners shall continue to share profits, losses and cash distributions during the period of liquidation in the same proportion as before dissolution. The General Partner (or such liquidator or liquidating committee selected by the Partners) shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions. Any such liquidator or liquidating committee may execute and file such documents as are necessary or appropriate to accord it the status of a “Liquidating Trustee” under the Act.

SECTION 12.2. Distributions on Liquidation. Distributions on liquidation shall be made in the following order: (i) the payment of all debts and liabilities of the Partnership; (ii) the payment of all expenses of liquidation: (iii) the return to Buffet of all Buffett Memorabilia; (iv) the return to Buffett of the Buffett Intellectual Property; (v) the creation of such cash reserves as the General Partner (or liquidator or liquidating committee) may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; (vi) only to the extent that the Limited Partner’s Partnership Interest has been redeemed, the distribution to the General Partner of all removable assets; (vii) distributing to the Partners, prorata based upon their respective Participating Percentages, all undistributed Distributable Cash including all funds in any reserve accounts other than the reserve accounts set up under this Section 12.2(v); and (viii) all cash shall be distributed to the Partners, which distributions shall be in accordance with the Partners’ positive Capital Account balances, to the extent that there is sufficient cash available, as required by Treasury Regulation ss. 1.704-1(b)(2)(ii)(b) pursuant to the allocation and distribution provisions set forth in Section 6.4).

SECTION 12.3. Liquidation. Within a reasonable time following the completion of the liquidation of the Partnership’s properties, the General Partner (or a liquidator or liquidating committee) shall supply to the Limited Partner a statement prepared by the Partnership’s independent certified public accountants, which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation and each Partner’s distributions pursuant to Section 12.2 above.

SECTION 12.4. Return of Capital. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his, her or its capital contributions thereto, and shall have no recourse therefor against any Partner.

SECTION 12.5. Certificate of Cancellation. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate, and the General Partner (or such liquidator or liquidating committee) shall have the authority to execute and record a Certificate of Cancellation of the Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

ARTICLE XIII

AMENDMENT OF AGREEMENT

SECTION 13.1. Certificate of Limited Partnership. In the event this Partnership Agreement shall be amended pursuant to this Article XIII, the General Partner shall amend the Certificate of Limited Partnership to reflect such change and make such other filings that it deems to be necessary or appropriate.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1. Delivery of Documents. The General Partner is obligated to deliver or mail to the Limited Partner a copy of the Partnership’s Certificate of Limited Partnership and all amendments thereto or restatement thereof

SECTION 14.2. Applicable Law. This Partnership Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

SECTION 14.3. Successors and Assigns. Except as herein otherwise specifically provided, this Partnership Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

SECTION 14.4. Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine, and neuter.

SECTION 14.5. Headings. Captions contained in this Partnership Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Partnership Agreement or any provision thereof.

SECTION 14.6. Severability. If any provision of this Partnership Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Partnership Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

SECTION 14.7. Counterparts. This Partnership Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

SECTION 14.8. Entire Agreement. The parties acknowledge that they have entered into several other related agreements including, but not limited to, the: (i) Lease; (ii) Management Agreement; (iii) License Agreement; and (iv) Note. The definition of any term or phrase in any of the above documents shall apply to and be incorporated into each of those documents.

SECTION 14.9. Third Parties. Nothing contained in this Agreement is intended nor shall be interpreted, to confer on any party the rights of a third party beneficiary. This Agreement shall be for the sole benefit of the parties hereto.

SECTION 14.10. Title to Partnership Assets. Partnership assets shall be owned by the Partnership as an entity, and no Partner shall have any ownership interest in such Partnership assets. Legal title to any or all Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine., The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in its name or the name of any nominee shall be held in trust by the General Partner or such nominee for the use and benefit of the Partnership in accordance with the provisions of this

Partnership Agreement: All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held.

SECTION 14.11. Notices. All notices required under this Partnership Agreement shall be given in writing and shall be sent to the addresses set forth on Schedule A hereto unless notification of a new address is properly provided to the General Partner in accordance, herewith. All notices shall be delivered by facsimile and a nationally recognized overnight courier service that obtains acknowledgement or receipt by the addressee. Notice shall be deemed given upon receipt.

SECTION 14.12. Consent. Unless provided to the contrary in this Agreement, any consent required to be given under this Agreement shall be in writing and shall not be unreasonably withheld.

SECTION 14.13. Dispute Resolution. The General Partner and the Limited Partner acknowledge that it is in their respective best interests to resolve disputes arising out of the relationship created by this Partnership Agreement through mutual agreement without the assistance of the judicial process whenever reasonably possible. The General Partner and the Limited Partner agree that as a condition precedent to the institution of any litigation of issues between the General Partner and the Limited Partner arising out of this Partnership Agreement, the following efforts will be undertaken: disputes which are not promptly resolved by General Partner’s employee charged with responsibility for the day-to-day operation of the Venue and Limited Partner’s employee charged with the day-to-day operation of the Venue shall be submitted for review and discussion to a representative of senior management of General Partner and the senior-most representative of Limited Partner regularly based in Orlando, Florida (collectively, “Senior Management”). In the event the dispute is not resolved through the efforts of Senior Management within seven (7) days following submission of the issue to Senior Management, either party may invoke mandatory mediation of the dispute utilizing the services of an independent licensed mediator (the “Mediator”). The costs of the Mediator shall be shared equally between General Partner and Limited Partner. Senior Management shall personally participate in the mediation proceedings contemplated herein and shall endeavor in good faith to achieve a resolution of the dispute through mutual agreement. Senior Management, who shall have full authority to decide on behalf of and bind their respective entities, will allocate at least one (1) full business day of their time for the mediation process on any issue submitted to mediation hereunder. In the event mutual agreement cannot be achieved through the foregoing process, either party may thereupon submit the dispute for resolution by any court of competent jurisdiction located in Orange County, Florida. The foregoing dispute resolution provisions shall not prevent either party from seeking equitable relief to prevent immediate and irreparable harm.

IN WITNESS WHEREOF, the undersigned have executed this Agreement of Limited Partnership effective as of this 11th day of September, 1997.

GENERAL PARTNER: MARGARITAVILLE HOLDINGS LLC, a Delaware limited liability company

By:	/s/ John Cohlan
John Cohlan, its President and Chief Executive Officer

LIMITED PARTNER: UNIVERSAL CITY DEVELOPMENT PARTNERS, a Florida general partnership

By:	/s/ Peter C. Giacalone
Peter C. Giacalone, its authorized agent

Schedule A

Name and Address	Capital Contribution	Participating Percentage

GENERAL PARTNER:	$0	Estimated Value of	50%
Margaritaville Holdings LLC 19 Golfview Road Palm Beach, Florida 33450 Attention: John Cohlan
LIMITED PARTNER:	$8,700,000	Approximately	50%

Universal City Development Partners 1000 Universal Studios Plaza Orlando, Florida 32819-7610 Attention: General Manager City Walk			100%

Schedule B

Motion Picture Film Production Studios

Television Production Studios

Audio Recording and Music Publishing

Record, Television and Film Distribution

Theme Parks-Destination Resort Operations

Merchandising, Licensing and Distribution

Distilled Spirits (Distiller/Wholesaler)

Television Broadcasting

Beverage Alcohol (Distiller/Wholesaler)

Feature Film Exhibition

B-1